UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2025

Iterum Therapeutics plc

(Exact name of Registrant as Specified in Its Charter)

Ireland	001-38503	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Dublin Landings North Wall Quay
Dublin 1, , Ireland		Not applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +353 1 6694820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, pursuant to a license agreement, dated November 18, 2015, by and among Iterum Therapeutics plc (the “Company”), Iterum Therapeutics International Limited (“ITIL”) and Pfizer Inc. (“Pfizer” and such agreement, the “Pfizer License Agreement”), ITIL agreed to make a regulatory milestone payment of $20.0 million to Pfizer (the “Milestone Payment”) upon the approval of oral sulopenem for commercial sale in the United States by the U.S. Food and Drug Administration (“FDA”). The Company had the option to deliver notice of its election to defer such payment for up to two years from the date of such approval and have a promissory note issued by ITIL in the amount of the Milestone Payment to Pfizer (the “Note”) within 30 calendar days of such approval. On October 25, 2024, the Company received FDA approval for ORLYNVAH™ (sulopenem etzadroxil and probenecid) for the treatment of uncomplicated urinary tract infections caused by the designated microorganisms Escherichia coli, Klebsiellapneumoniae, or Proteus mirabilis in adult women who have limited or no alternative oral antibacterial treatment options. On October 28, 2024, the Company notified Pfizer that it was electing to defer payment of the Milestone Payment for two years, or until October 25, 2026 (such period, the “Deferral Period”), and delivered the Note to Pfizer.

On May 13, 2025, the Company and ITIL entered into an amended and restated promissory note (the “A&R Note”) and a letter agreement relating to the A&R Note and amending the Pfizer License Agreement in connection therewith (the “Letter Agreement”). The A&R Note extends the Deferral Period by an additional three years, or until October 25, 2029 (the “Extended Deferral Period”). In connection with the extension to the Deferral Period, ITIL agreed in the A&R Note to increase the annual rate of interest from eight percent (8%) to ten percent (10%) on a daily compounded basis during the Extended Deferral Period, beginning on October 26, 2026. ITIL also agreed that it would not, directly or indirectly, (1) create, incur, assume, guaranty or otherwise become liable for any indebtedness that is senior in right of payment to the A&R Note, except for indebtedness incurred with the consent or waiver of Pfizer, or (2) create, grant or incur any lien on any of its property or assets, subject to specified exceptions (including liens securing permitted indebtedness and liens incurred with the consent or waiver of Pfizer). Pursuant to the Letter Agreement, in consideration of Pfizer entering into the A&R Note, ITIL agreed to pay to Pfizer a non-refundable, non-creditable transaction fee and to pay Pfizer’s reasonable and documented out-of-pocket legal expenses in connection therewith (together, the “Pfizer Transaction Fees”), with no further payments obligated to be made upon execution. The Company has guaranteed all of the amounts payable by ITIL under the terms of the Pfizer License Agreement and the related Letter Agreement, which includes the Pfizer Transaction Fees, pursuant to the guarantee delivered by the Company to Pfizer on November 18, 2015.

The A&R Note incorporates other material terms of the Note. ITIL has the right to prepay the unpaid principal balance of the A&R together with accrued and unpaid interest at any time without premium or penalty. Pursuant to the terms of the A&R Note, ITIL may (i) assign the A&R Note to an affiliate of ITIL; (ii) designate one of its affiliates to perform its obligations thereunder; or (iii) assign the A&R Note in the event of a change of control, provided that in the case of clauses (i) and (ii) ITIL is not relieved of any liability thereunder. Pursuant to the terms of the Pfizer License Agreement, if a change of control of ITIL or the Company occurs during the Deferral Period, Pfizer may, in its sole discretion and at its sole option, declare the Milestone Payment to be immediately due and payable together with all interest accrued under the A&R Note.

The foregoing descriptions of the A&R Note and the Letter Agreement are qualified in their entirety by reference to the full text of the A&R Note and the Letter Agreement, copies of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 7.01 by reference.

On May 19, 2025, the Company issued a press release announcing that the Company, ITIL and Pfizer had entered into the A&R Note and the Letter Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Iterum Therapeutics plc, dated May 19, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Date:	May 19, 2025	By:	/s/ Corey N. Fishman
Corey N. Fishman Chief Executive Officer